Exhibit 10.4
2019 NQSO Award Notice and Agreement

NONQUALIFIED STOCK OPTION AWARD NOTICE

HMS Holdings Corp.
2019 Omnibus Incentive Plan

Dear <Participant Name>,

Congratulations, HMS Holdings Corp. (the “Company”) has granted you a stock option award under the Company’s 2019 Omnibus Incentive Plan, as it may be amended from time to time (the “Plan”). A stock option gives you the right to purchase a specific number of shares of the Company’s common stock at a fixed price, assuming that you satisfy the terms and conditions of the Plan and the attached implementing Nonqualified Stock Option Award Agreement (the “Award Agreement”). We would like you to have an opportunity to share in the success of the Company through this stock option award under the Plan. The following represents a brief description of your individual award.

Stock Option Award Summary:

Date of Grant	<Date of Grant>
Option Shares	<Number of Shares Covered by the Option Granted>
Option Exercise Price per Share	$<Exercise Price per Share>
Exercisability
[One-fourth/One-third] of the Option Shares shall vest and become exercisable on each of the first, second[, third and fourth/and third] anniversaries of the Date of Grant. Each of those dates is an “Exercisability Date.”

Option Expiration Date	<Date of tenth anniversary of the Date of Grant>
Participant Management-Level	<Management level of Participant at Date of Grant>

•
You have been granted a nonqualified stock option (the “Option”) to purchase shares of the Company’s common stock (“Shares”). The total number of Shares covered by the Option granted to you is in the chart above under “Option Shares” and the price per share is under “Option Exercise Price per Share.”

•
The potential value of your stock option award increases if the price of the Company’s stock increases, but you also have to continue to provide services to the Company (except as the Award Agreement provides) to actually receive such value. Of course, the value of the stock may go up and down over time.

•
You cannot exercise the Option (actually purchase Shares) until it becomes exercisable. Your stock option becomes exercisable as provided in the chart above under “Exercisability,” assuming you remain an employee or a member of the Board of Directors of the Company through each Exercisability Date and subject to the terms in the Award Agreement.

•	Additional details regarding your stock option award are provided in the Plan and the Award Agreement.

•
Whether or not you decide to exercise your stock option and purchase the Shares is your decision, and you have until the stock option expires (which will be no later than the tenth anniversary of the “Date of Grant” but can end earlier in various situations) to make that decision.

•	Once you have purchased the Shares, you will own them and may decide whether to hold the stock, sell the stock or give the stock to someone as a gift.

You can access the Merrill Lynch website, including updates and additional information at: https://www29.benefits.ml.com/login/login.aspx. Please email EquityAdministration@hms.com with any questions regarding the Merrill Lynch website.

NONQUALIFIED STOCK OPTION AWARD AGREEMENT
FOR EMPLOYEES

HMS Holdings Corp.
2019 Omnibus Incentive Plan

HMS Holdings Corp. (the “Company”) has granted you, the individual named in the attached Nonqualified Stock Option Award Notice (the “Award Notice”), an option (the “Option”) to purchase from the Company a specific number of shares of the Company’s common stock (“Shares”) at a specified price per Share (the “Option Exercise Price”) under the HMS Holdings Corp. 2019 Omnibus Incentive Plan (as it may be amended from time to time) (the “Plan”), the terms of which are incorporated by reference herein in their entirety. The Option is subject in all respects to the applicable provisions of the Plan, the Award Notice and this Nonqualified Stock Option Award Agreement (the “Award Agreement”). Any term used in this Award Agreement that is not specifically defined herein or in the Award Notice shall have the meaning specified in the Plan.

Please refer to the attached Award Notice for individualized details regarding your stock Option award, including the Date of Grant, the total number of Shares covered by the Option granted to you (the “Option Shares”), the Option Exercise Price per Share, the schedule for Exercisability and applicable Exercisability Dates, and the latest date the Option will expire (the “Option Expiration Date”).

The Plan document and the Prospectus for the Plan are available on the Merrill Lynch website. The Company’s Registration Statement on Form S-8, the Company’s Annual Report on Form 10-K, and other filings the Company makes with the Securities and Exchange Commission are available for your review under the Investor Relations tab on the Company’s web site (http://investor.hms.com/financials.cfm). You may also obtain paper copies of these documents, without charge, upon request to the Company’s Corporate Secretary, 5615 High Point Drive, Irving, Texas 75038, telephone: 972-916-2380.

Neither the Company nor anyone else is making any representations or promises regarding the duration of your service, exercisability of the Option, the value of the Shares or of this Option, or the Company's prospects. The Company is not providing any advice regarding tax consequences to you or your decisions regarding the Option; you agree to rely only upon your own personal advisors.

NO ONE MAY SELL, TRANSFER, OR DISTRIBUTE THE OPTION OR THE SECURITIES THAT MAY BE PURCHASED UPON EXERCISING THE OPTION WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATING THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY OR OTHER INFORMATION AND REPRESENTATIONS SATISFACTORY TO IT THAT SUCH REGISTRATION IS NOT REQUIRED.

In addition to the Plan’s terms and restrictions, the following terms and restrictions apply:

Option	While the Option remains in effect under the Option Expiration section below,

Exercisability	you may exercise any exercisable portions of the Option (and buy the Option Shares) under the timing rules of this section.

The Option will become vested and exercisable according to the schedule provided in the Award Notice assuming that you remain an employee of the Company or a member of the Company’s Board of Directors (the “Board”) through each Exercisability Date. For purposes of this Award Agreement, employment with the Company will include employment with any Affiliate whose employees are then eligible to receive awards under the Plan. Unless the Compensation Committee (the “Committee”) of the Board determines otherwise, if an entity employing you ceases to be an Affiliate, your employment with the Company will be treated as ended even though you continue to be employed by that entity.

Unless otherwise specified in your employment or separation agreement, if your employment or service ends as a result of your disability or death, the Option will become vested and fully exercisable on your termination of employment. For this purpose, “disability” means permanent and total disability as defined by Section 22(e)(3) of the Internal Revenue Code.

If your employment or service ends as a result of Retirement, you will be treated as continuing in service for vesting purposes and the vested portion of the Option shall remain exercisable until the earlier to occur of (i) the second anniversary of your Retirement and (ii) the Option Expiration Date (the “Retirement Period”). Unless determined by the Committee otherwise, any portion of the Option outstanding but not yet vested on the last day of the Retirement Period shall be forfeited. “Retirement” for the purpose of this Award Agreement means cessation of service on or after attaining age 60 and completing five years of service with the Company.

Change in	In addition to any terms under your employment or separation agreement, if

Control
applicable, in the event a Change in Control occurs, the Option will be treated as provided in Section 11 of the Plan (and, if applicable, your employment or separation agreement) if within 24 months following the Change in Control, your employment or service ends on (i) a termination without Gross Misconduct or (ii) a resignation for good reason as specified under your employment agreement, if applicable, provided also that the Option will remain outstanding for twelve months following such termination but not beyond the Option Expiration Date.

Option Expiration
The Option will expire no later than the close of business on the Option Expiration Date. Unless otherwise specified in your employment or separation agreement, this Award Agreement, or the Committee determines otherwise, unexercisable portions of the Option expire immediately when you cease to be employed (unless you are concurrently remaining or becoming a member of the Board, or, for a Board member, concurrently remaining or becoming an employee of the Company). If the Company terminates your employment or service for Gross Misconduct, the Option will immediately expire without regard to whether it is then exercisable. “Gross Misconduct” for purposes of this Award Agreement: (i) shall have the same meaning as “cause” in your employment or separation agreement if you have an employment or separation agreement with the Company and cause is defined in such agreement; or (ii) if you do not have an employment or separation agreement or your agreement does not define cause, “gross misconduct” shall mean the occurrence of one of the following events: (A) your conviction or plea of guilty or nolo contendere to any felony (or to a felony charge reduced to a misdemeanor) or with respect to your employment to any misdemeanor (other than a traffic violation), (B) theft or embezzlement of assets of the Company or an Affiliate, or (C) violation of the terms of any non-competition, non-disclosure or similar agreement with respect to the Company or any Affiliate to which the Plan participant is a party, including the terms of Appendix A.

Unless otherwise specified in your employment or separation agreement, exercisable portions of the Option remain exercisable until the first to occur of the following (the “Final Exercise Date”), each as defined further in the Plan or this Award Agreement:

•
Three months (measured to the corresponding date in the month) after your employment (or directorship) ends if you resign or if the Company terminates your employment or service without Gross Misconduct, except as provided above under the Change in Control section;

•	For death or disability, the first anniversary of the date employment or service ends;

•	For Retirement, the second anniversary of your Retirement; or

•	The Option Expiration Date.

The Committee can override the expiration provisions of this Award Agreement as provided in Section 6(b) of the Plan (including without limitation as a result of a legal prohibition on exercise or an applicable “black-out period” or “lock-up” agreement).

Method of	Subject to this Award Agreement and the Plan, you may exercise the Option only

Exercise and	by providing a written notice (or notice through another previously approved

Payment for	method, which could include a voice- or web-based, other electronic, or e-mail

Shares
system) to the Corporate Secretary of the Company or the Corporate Secretary’s designee, received on or before the date the Option expires. Each such notice must satisfy whatever then-current procedures apply to that Option and must contain such representations (statements from you about your situation) as the Company requires. You must, at the same time, pay the Option Exercise Price using one or more of the following methods:

Cash/Check	by cash or check in the amount of the Option Exercise Price payable to the order of the Company;

Cashless    through an approved cashless exercise method, including directing
Exercise     the Company to send the stock certificates (or other acceptable evidence     of ownership) to be issued under the Option to a licensed broker     acceptable to the Company as your agent in exchange for the broker’s     tendering to the Company cash (or acceptable cash equivalents) equal     to the Option Exercise Price and, if you so elect, any required tax     withholdings;

Net Exercise
by delivery of a notice of “net exercise” to us or as directed by the Company, as a result of which you will receive (i) the number of Shares underlying the portion of the Option being exercised less (ii) such number of shares as is equal to (x) the aggregate Option Exercise Price for the portion of the Option being exercised divided by (y) the Fair Market Value on the date of exercise;

Stock
if permitted by the Committee, by delivery of Shares that you already own having a Fair Market Value equal to the Option Exercise Price on the date of exercise, provided that (i) applicable law then permits such method of payment, (ii) you owned such Shares, if acquired directly from the Company, for such minimum period of time, if any, as the Committee may establish in its discretion, and (iii) the Shares are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar restrictions; or

any combination of the above permitted forms for payment.

Withholding
The issuance of the Option Shares is contingent on satisfaction of all obligations with respect to required tax or other required withholdings (for example, in the United States, any applicable Federal, state, and local taxes). The Company may take any action permitted under Section 14(c) of the Plan to satisfy such obligation, including, as permitted by the Committee, satisfying the tax obligations by (i) reducing the number of Option Shares to be issued to you in connection with any exercise of such Option by the number of Option Shares (valued at their Fair Market Value on the date of exercise) that would equal all taxes required to be withheld (at their minimum withholding levels, except as otherwise permitted by the Committee or the Board), (ii) accepting payment of the withholdings directly from you or from a broker in connection with a Cashless Exercise of the Option (as set forth above under Cashless Exercise), or (iii) taking any other action under Section 14(c) of the Plan.

Compliance	You may not exercise the Option if the Company’s issuing stock upon such with Law
exercise would violate any applicable Federal or state securities laws or other laws or regulations. You may not sell or otherwise dispose of the Option Shares in violation of applicable law. As part of this prohibition, you may not use the Cashless Exercise methods if the Company’s insider trading policy then prohibits you from selling to the market.

Additional	The Company may postpone issuing and delivering any Option Shares for so

Conditions	long as the Company determines to be advisable to satisfy the following:
to Exercise
its completing or amending any securities registration or qualification of the Option Shares or its or your satisfying any exemption from registration under any Federal or state law, rule, or regulation;

its receiving proof it considers satisfactory that a person seeking to exercise the Option after your death is entitled to do so;

your complying with any requests for representations under the Plan; and/or your complying with any Federal, state, or local tax withholding obligations.

Additional	If you exercise the Option at a time when the Company does not have a current

Representations	registration statement (generally on Form S-8) under the Securities Act of 1933

from You	(the “Act”) that covers issuances of shares to you, you must comply with the following before the Company will issue the Option Shares to you. You must —

represent to the Company, in a manner satisfactory to the Company’s counsel, that you are acquiring the Option Shares for your own account and not with a view to reselling or distributing the Option Shares; and

agree that you will not sell, transfer, or otherwise dispose of the Option Shares unless:

a registration statement under the Act is effective at the time of disposition with respect to the Option Shares you propose to sell, transfer, or otherwise dispose of; or

the Company has received an opinion of counsel or other information and representations it considers satisfactory to the effect that, because of Rule 144 under the Act or otherwise, no registration under the Act is required.

No Effect on	Nothing in this Award Agreement restricts the Company’s rights or those of any

Employment	of its Affiliates to terminate your employment or other relationship at any time and

or Other	for any or no reason. The termination of employment or other relationship,

Relationship
whether by the Company or any of its Affiliates or otherwise, and regardless of the reason for such termination, has the consequences provided for under the Plan and any applicable employment or severance agreement or plan.

Not a Shareholder
You understand and agree that (i) no dividends or Dividend Equivalents will be paid on the Option and (ii) the Company will not consider you a shareholder for any purpose (including, without limitation, the right to vote or receive dividends on the shares) with respect to any of the Option Shares until you have exercised the Option, paid for the shares, and received evidence of ownership.

No Effect on	You understand and agree that the existence of the Option will not affect in any

Running Business
way the right or power of the Company or its shareholders to make or authorize any adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or other stock, with preference ahead of or convertible into, or otherwise affecting the Shares or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether or not of a similar character to those described above.

Governing Law
The laws of the State of Delaware will govern all matters relating to the Option, without regard to the principles of conflict of laws, except as otherwise specified herein or in an appendix attached hereto.

Clawbacks
    The Committee may cancel this Option if you have engaged in or are engaging in activity that is in conflict with or adverse to the interest of the Company while employed by or providing services to the Company or any subsidiary, including fraud or conduct contributing to any financial restatements or irregularities. The Committee may cause you to forfeit any compensation, gain or other value realized thereafter on the vesting or exercise of the Option or the sale of Shares acquired under the Option, and must promptly repay such amounts to the Company. You agree that the Committee may require you to promptly repay to the Company any amount in excess of what you should have received under the terms of the Option for any reason (including without limitation by reason of a financial restatement, mistake in calculations or other administrative error). Furthermore, to the extent required by applicable law (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) and/or the rules and regulations of NASDAQ or any other securities exchange or inter-dealer quotation service on which the Shares are listed or quoted, or if so required pursuant to a written policy adopted by the Company, the Option shall be subject (including on a retroactive basis) to clawback, forfeiture or similar requirements.

Restrictive	Attached to this Award Agreement is Appendix A regarding your applicable

Covenants
    “Restrictive Covenants” (as defined therein). Your confirmation of receipt of this Option provides your consent to the Restrictive Covenants and to the additional clawback rules set forth in Appendix A.

Notices
Unless the Company specifies another method of transmitting notice, any notice to the Company under this Award Agreement must be sent in writing, by hand or by mail, to the office of the Company’s Corporate Secretary at the Company’s then corporate headquarters. The Company will address any notices to you using its standard electronic communications methods, or to your current office or home address, as reflected in the Company’s personnel or other business records. You and the Company may change the address for notice by like notice to the other, and the Company may also change the address for notice by general announcements to the Plan participants.

Amendment
The Committee may amend the Option without your consent provided that it concludes such amendment is not materially adverse to you, is required for compliance with Section 409A, or is permitted under Section 12 of the Plan.

Plan Governs
Wherever a conflict may arise between the terms of this Award Agreement and the terms of the Plan, the terms of the Plan will control. The Committee may adjust the number of Option Shares, the Option Exercise Price, and other terms of the Option from time to time as the Plan provides.

Electronic	You, by your electronic execution of this Award Agreement, agree to the terms

Execution of	and conditions contained herein, including the terms set forth in Appendix A,

Award Agreement	and further agree to execute any documents requested by the Company required to effect the issuance of stock to you in connection with your exercise of the Option.

Appendix A

Restrictive Covenants

    In consideration of the terms of this Option and your access to Proprietary Information (as defined below), you agree to the following Restrictive Covenants:

•	Proprietary Information and Developments

You have or will be given access to and provided with sensitive, confidential, proprietary and/or trade secret information (collectively, “Proprietary Information”) in the course of your employment. Examples of Proprietary Information include inventions, new product or marketing plans, business strategies and plans, merger and acquisition targets, financial and pricing information, software of the Company in various stages of development, including computer programs in source code and binary code form, software designs, specifications, programming aids (including “library subroutines” and productivity tools), programming languages, interfaces, visual displays, technical documentation, user manuals, data files and databases of the Company, analytical models, customer/client lists and information, and supplier and vendor lists and information. You agree not to disclose or use Proprietary Information, either during or after your employment with the Company, except as necessary to perform your duties or as the Company may consent in writing. In addition, you agree that you will make full and prompt disclosure to the Company of all inventions, creations, improvements, ideas, discoveries, trade secrets, secret processes, technology, methods, developments, software and works of authorship or other creative works, whether patentable or not, that are created, made, conceived or reduced to practice by you or under your direction or jointly with others during you employment by the Company, whether or not during normal working hours or on the premises of the Company. Nothing in the Award Agreement or this Appendix A otherwise prohibits you from reporting possible violations of state or federal law or regulation to any government agency, regulator, or legal authority, or making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation.  You are not required to notify the Company that you have made any such reports or disclosures; provided, however, that nothing herein authorizes the disclosure of information you obtained through a communication that was subject to the attorney-client privilege, unless disclosure of the information would otherwise be permitted by an applicable law or rule.  Further, pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret as defined in the Economic Espionage Act that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

•	Non-solicitation (all employees)

As an employee of the Company, you agree that while the Company employs you and for a period of twelve months after your employment ends for any reason, you will not directly or indirectly (whether as an owner, partner, officer, employee, director, investor, lender, consultant, independent contractor or otherwise) do any of the following:

(i)Solicit Clients, Customers, or Accounts. You will not, either alone or in association with others, actually or attempt to solicit, divert, or take away the business or patronage of any of the Company’s clients, customers, or accounts, or prospective clients, customers, or accounts, that the Company contacted, solicited, or served while you were employed by the Company or about which you have Proprietary Information, provided that this provision does not prevent you from soliciting clients, customers, or accounts (if you are not using Proprietary Information to do so) for purposes that are not in actual or potential competition with the Company;

(ii)Solicit or Hire Company Employees and Independent Contractors. You will not, either alone or in association with others, actually or attempt to (x) solicit, recruit or induce any Company employee or independent contractor to leave the Company’s service or (y) solicit, recruit, hire or engage as an employee or independent contractor any individual whom the Company employed or engaged at any time while you were employed by the Company, except for an individual whose employment or other service relationship with the Company ended at least six months before the date of your action; and/or

(iii)Disclose or Utilize Product Development. You will not, either alone or in association with others, disclose to, or utilize for the benefit of, any entity other than the Company, any systems or product development ideas, concepts, or strategies that you or others in communication with you explored, generated, initiated, or discussed for potential implementation during your employment with the Company, even if the Company has not implemented such ideas, concepts, or strategies by the time your employment with the Company ends.

For the purposes of subsection (i) “Solicit Clients, Customers, or Accounts”, the terms “customer,” “client,” or “account” as applied to governmental agencies will mean the agency or department for which any of the products or services of the Company are sold or performed during the applicable period, any related program office, and any agency, department, or office that succeeds to the functions of any agency, department, or office to which the Company then provides or within the preceding twelve months provided goods or services (to the extent that the successor replaces part or all of the customer or client to which the Company provided goods or services).

•	Non-competition (executive vice presidents, senior vice presidents, vice presidents and directors)

Vice Presidents and above
As an executive vice president, senior vice president or vice president, you agree that while the Company employs you and for a period of twelve months after your employment ends for any reason, you will not directly or indirectly (whether as an owner, partner, officer, employee, director, investor, lender, consultant, independent contractor or otherwise), in the geographical area where the Company does business or, at the time your employment ends, plans to do business, you will not engage or assist others in engaging in any business or enterprise that competes with the Company’s business, including any business or enterprise that develops, designs, produces, manufactures, markets, licenses, sells, renders, or provides any product or service that competes with any product or service actually or planned to be developed, designed, produced, manufactured, marketed, licensed, sold, rendered, or provided by the Company while you are or were employed by the Company; provided that your passive ownership of not more than 1% of the outstanding stock of a publicly-held company will not, by itself, violate this provision. For purposes of this Appendix A, you agree that the Company does business throughout and plans to do business throughout the United States.

Director-level employees
As a director, you agree that while the Company employs you and for a period of six months after your employment ends for any reason, you will not directly or indirectly (whether as an owner, partner, officer, employee, director, investor, lender, consultant, independent contractor or otherwise), in the geographical area where the Company does business or, at the time your employment ends, plans to do business, you will not engage or assist others in engaging in any business or enterprise that competes with the Company’s business, including any business or enterprise that develops, designs, produces, manufactures, markets, licenses, sells, renders, or provides any product or service that competes with any product or service actually or planned to be developed, designed, produced, manufactured, marketed, licensed, sold, rendered, or provided by the Company while you are or were employed by the Company; provided that your passive ownership of not more than 1% of the outstanding stock of a publicly-held company will not, by itself, violate this provision. For purposes of this Appendix A, you agree that the Company does business throughout and plans to do business throughout the United States.

•	General

To the extent you and the Company agree at any time to enter into separate agreements containing restrictive covenants with different or inconsistent terms than those contained herein, you and the Company acknowledge and agree that such different or inconsistent terms shall not in any way affect or have relevance to the Restrictive Covenants contained herein, and that the terms of these Restrictive Covenants do not supersede or amend any others currently in place, or any such future terms, unless otherwise specified by the Company in writing. By accepting the Option reflected in the Award Agreement, you agree the provisions of this Restrictive Covenants section (and the related Restrictive Covenants Clawback section below) are reasonable and necessary to protect the legitimate interests of the Company.

The laws of the State of Texas will govern all matters relating to Appendix A without regard to the principles of conflict of laws.

Restrictive Covenants Clawback

If the Board or the Committee determines, in its sole discretion, that you violated or are violating any of the Restrictive Covenants set forth above in this Appendix A, the Option will immediately terminate without regard to whether it has already become exercisable or “vested” in whole or in part. In addition, the Board or the Committee may, in its sole discretion, require from you payment or transfer to the Company of the Gain from the Option, where the “Gain” consists of the greatest of (i) the value of the Option Shares on the date, within the Recovery Measurement Period, on which you exercised the Option with respect to such Option Shares, (ii) the value of the Option Shares received upon exercise during the Recovery Measurement Period, as determined on the date of the request by the Committee to pay or transfer, (iii) the gross (before tax) proceeds you received from any sale of the Option Shares during the Recovery Measurement Period, and (iv) if transferred without sale during the Recovery Measurement Period, the value of the Option Shares when so transferred. The Board or the Committee may determine the recoupment method in its sole discretion for any portion of the Option transferred (where permitted) before being exercised. The “Recovery Measurement Period” means the twelve months before the date of the determination of violation. The provisions in this section are essential economic conditions to the Company’s grant of the Option to you. By acknowledging receipt of the grant of the Option hereunder, you agree that the Company may deduct from any amounts it owes you from time to time (such as any severance or other payments owed following a termination of employment, as well as any other amounts owed to you by the Company, as permitted by applicable law) to the extent of any amounts you owe the Company under this Restrictive Covenants Clawback section.

You acknowledge that you would not be receiving the Option described herein but for your agreement to comply with the Restrictive Covenants. Likewise, you acknowledge that you would be unjustly enriched if you violate the Restrictive Covenants, while being able to retain some or all of the Option Shares or the gain associated with it. Furthermore, you acknowledge and agree that the damages for your breach of the Restrictive Covenants are not subject to calculation and that the remedies set forth in this Restrictive Covenants Clawback section, therefore, will only reimburse the Company for a portion of the damage done. For this reason, the Company shall be entitled to recover from you any and all damages the Company has suffered and, in addition, the Company will be entitled to injunctive relief. The parties agree that the forfeiture of the Option and payments described in this section are expressly not the Company’s exclusive or sole remedy.

This remedy is in addition to any other remedies that the Company may have available in law or equity with respect to breaches of the Restrictive Covenants above. It is also in addition to, and not in substitution for, the clawback provisions in the Award Agreement to which this Appendix A is attached.

Payment is due in cash or cash equivalents within ten days after the Board or the Committee provides notice to you that it is enforcing this clawback. Payment will be calculated on a gross basis, without reduction for taxes or commissions. The Company may, but is not required to, accept retransfer of shares in lieu of cash payments.